Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Marketwatch.com on Form S-8 of our report dated January 30, 2003(which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), relating to the consolidated financial statements of Pinnacor Inc. and Subsidiaries, appearing in the Prospectus, which is part of this Registration Statement.

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/s/ DELOITTE & TOUCHE LLP

New York, New York
January 15, 2004